Exhibit 99.1 - Explanation of Responses


(1) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), converted 49,473.38 shares of Series A Convertible Preferred Stock on January 2, 2009, at a fixed initial conversion rate of 10.194210419 shares of Common Stock per share of Series A Convertible Preferred Stock, resulting in the issuance to WP VIII of 504,342 shares of Common Stock. On the same day, WP VIII transferred all 504,342 shares of Common Stock to Ryan Craig, a director of the issuer, which shares were earned as compensation for past services rendered as a WP VIII representative to the issuer's board of directors and as an independent consultant to the issuer. The issuer's Series A Convertible Preferred Stock was convertible into shares of Common Stock at any time and had no expiration date.

(2) Patrick T. Hackett is a partner of Warburg Pincus & Co., a New York general partnership ("WP"), and a Managing Director and Member of Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and was appointed to the issuer's Board of Directors in March 2008. WP is the managing member of Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), the general partner of WP VIII. WP VIII is managed by WP LLC. As a result, Mr. Hackett may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the securities that may be deemed to be beneficially owned by WP VIII, WP Partners, WP and WP LLC (collectively, the "Warburg Pincus Entities").

As of the date hereof, WP VIII may be deemed to beneficially own, in the aggregate, 43,684,517 shares of Common Stock issuable upon conversion of its 19,283,526.62 shares of Series A Preferred Stock. Mr. Hackett disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any indirect pecuniary interest therein. This Form 4 shall not be deemed an admission that Mr. Hackett or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.